2016 Second Quarter Results Exhibit 3

This presentation contains forward-looking statements within the meaning of the U.S. federal securities laws. CEMEX, S.A.B. de C.V. and its direct and indirect subsidiaries (“CEMEX”) intends, but are not limited to, these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “should,” “could,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential” and “intend” or other similar words. These forward-looking statements reflect CEMEX’s current expectations and projections about future events based on CEMEX’s knowledge of present facts and circumstances and assumptions about future events. These statements necessarily involve risks and uncertainties that could cause actual results to differ materially from CEMEX’s expectations. Some of the risks, uncertainties and other important factors that could cause results to differ, or that otherwise could have an impact on CEMEX or its subsidiaries, include, but are not limited to, the cyclical activity of the construction sector; CEMEX’s exposure to other sectors that impact CEMEX’s business, such as the energy sector; competition; general political, economic and business conditions in the markets in which CEMEX operates; the regulatory environment, including environmental, tax, antitrust and acquisition-related rules and regulations; CEMEX’s ability to satisfy CEMEX’s obligations under its material debt agreements, the indentures that govern CEMEX’s senior secured notes and CEMEX’s other debt instruments; expected refinancing of existing indebtedness; the impact of CEMEX’s below investment grade debt rating on CEMEX’s cost of capital; CEMEX’s ability to consummate asset sales, fully integrate newly acquired businesses, achieve cost-savings from CEMEX’s cost-reduction initiatives and implement CEMEX’s global pricing initiatives for CEMEX’s products; the increasing reliance on information technology infrastructure for CEMEX’s invoicing, procurement, financial statements and other processes that can adversely affect operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subjected to cyber-attacks; weather conditions; natural disasters and other unforeseen events; and the other risks and uncertainties described in CEMEX’s public filings. Readers are urged to read these presentations and carefully consider the risks, uncertainties and other factors that affect CEMEX’s business. The information contained in these presentations is subject to change without notice, and CEMEX is not obligated to publicly update or revise forward-looking statements. Readers should review future reports filed by CEMEX with the U.S. Securities and Exchange Commission. Unless the context indicates otherwise, all references to pricing initiatives, price increases or decreases, refer to CEMEX’s prices for CEMEX’s products. UNLESS OTHERWISE NOTED, ALL FIGURES ARE PRESENTED IN DOLLARS, BASED ON INTERNATIONAL FINANCIAL REPORTING STANDARDS, AS APPLICABLE Copyright CEMEX, S.A.B. de C.V. and its subsidiaries

Higher consolidated volumes for cement and aggregates, with flat ready-mix volumes during the quarter Like-to-like consolidated prices for our three core products higher on a year-over-year basis Favorable volumes and prices resulted in a 6% growth in like-to-like sales Operating EBITDA increased by 16% on a like-to-like basis mainly due to higher contributions from all our regions Operating EBITDA in U.S. dollar terms increased by 6%, despite depreciation of main currencies Highest 2Q operating EBITDA since 2008 Operating EBITDA margin improved by 1.3pp; highest 2Q margin since 2008 Highest second-quarter operating EBITDA generation since 2008 771 725 -69 2Q16 839 -54 Variable cost & distr. -45 132 81 2Q15 +16% +6% Millions of U.S. dollars 2Q16 l-t-l EBITDA variation

114 205 Significant free cash flow generation and 81% increase in 2Q16 net income Millions of U.S. dollars -32 242 Controlling interest net income 2Q15 2Q16 6M15 6M16 Maint. CAPEX Fin. exp. EBITDA FCF 6M15 WC Taxes Other FCF 6M16 -174 62 74 34 304 202 -14 488 +662 Free cash flow after maintenance capex variation +81%

Close to US$1.3-billion reduction in pro-forma debt plus perpetual instruments



Total debt plus perpetuals variation
-1,256
-479
15,327
389
54
273
129
14,848
270
507
14,071
4Q15
FCF
FX
Cash balance
Other
2Q16
Cash reserve
CHP IPO
2Q16 pro forma

Millions of U.S. dollars

Pro-forma total debt plus perpetual notes considers debt reduction from:

- US$270 million cash reserve created with proceeds from the €400 million, 8-year senior secured notes issued in June 2016 for debt reduction
- Approximately US$507 million of net proceeds from CEMEX Holdings Philippines' IPO

5

CEMEX undertakes the largest Philippines IPO since 2013 CEMEX undertook in July the largest ever ASEAN building and construction IPO and the largest Philippines IPO since 2013 CEMEX Holding Philippines’ IPO of 2,032,980,830 common shares with a stabilization option of 304,947,124 common shares, representing 45% of CHP’s capital stock Priced at PHP 10.75 per share Institutional tranche 2.6x oversubscribed with ~90 investors participating (80% of the IPO), despite impact of Brexit and significant market volatility Net proceeds from transaction approximately US$507 million

Second Quarter 2016 Regional Highlights

2Q16 Operating EBITDA increased by 37% on a like-to-like basis with a margin expansion of 3.6pp Cement volume growth during the quarter reflects increased demand, better market dynamics, as well as an improvement in our market position Higher prices for our three core products in local-currency terms Strong commercial performance supported by retail sales data drove activity in the industrial-and-commercial sector In the formal residential sector, commercial banks keep supporting this sector with increases in mortgage lending and credits to homebuilders The self-construction sector benefited from continued growth in remittances and job creation Mexico 6M16 vs. 6M15 2Q16 vs. 2Q15 2Q16 vs. 1Q16 Cement (0%) 12% 26% Ready mix (12%) (7%) 15% Aggregates (6%) 3% 19% Volume 6M16 vs. 6M15 2Q16 vs. 2Q15 2Q16 vs. 1Q16 Cement 18% 18% 2% Ready mix 9% 9% 2% Aggregates 5% 6% 3% Price (LC)

2Q16 Operating EBITDA increased by 11% on a like-to-like basis with a margin expansion of 1.1pp, the highest since 2008 Higher volumes for our three core products during the quarter, on a year-over-year basis, despite an unseasonably warm winter that brought demand forward into 1Q16 Higher prices for our three core products both on a sequential and on a year-over-year basis Housing starts increased 1% during the quarter with starts for single family—the most cement-intensive—increasing by 7% On the infrastructure sector, highway-and-bridge spending up 7% year-to-date May; increased state spending as well as the passage of the Federal Highway Bill in December influenced the pickup in road and highway spending United States l-t-l l-t-l % var % var Net Sales 1,956 1,876 4% 8% 1,036 1,008 3% 6% Op. EBITDA 281 220 28% 29% 172 156 10% 11% as % net sales 14.4% 11.7% 2.7pp 16.6% 15.5% 1.1pp 2Q16 2Q15 % var 6M16 6M15 % var Millions of U.S. dollars 6M16 vs. 6M15 2Q16 vs. 2Q15 2Q16 vs. 1Q16 Cement 7% 5% 14% Ready mix 5% 6% 10% Aggregates 5% 4% 7% Volume 6M16 vs. 6M15 2Q16 vs. 2Q15 2Q16 vs. 1Q16 Cement 4% 4% 2% Ready mix 2% 1% 1% Aggregates 1% 1% 1% Price (LC)

Operating EBITDA margin expansion of 1.9pp during the quarter During the quarter, higher year-over-year regional cement volumes mainly due to increases in Colombia, the Dominican Republic, Nicaragua, and Guatemala Quarterly and year-to-date prices for our three core products in local-currency terms higher on a year-over-year basis In Colombia, we continued to strengthen our cement market position on a year-over-year basis; prices increased by 10% year-over-year In Panama, the decline in cement volumes reflects a high base of comparison last year, when the Panama Canal expansion project was still ongoing, as well as a slowdown in the approval process of construction licenses and slow execution of infrastructure projects South, Central America and the Caribbean 6M16 vs. 6M15 2Q16 vs. 2Q15 2Q16 vs. 1Q16 Cement 3% 2% 6% Ready mix (13%) (12%) 9% Aggregates (12%) (11%) 9% Volume 6M16 vs. 6M15 2Q16 vs. 2Q15 2Q16 vs. 1Q16 Cement 3% 2% (1%) Ready mix 3% 2% (1%) Aggregates 7% 8% 5% Volume-weighted, local-currency average prices Price (LC)

Europe

	6M16	6M15	% var	l-t-l % var	2Q16	2Q15	% var	l-t-l % var
Net Sales	1,638	1,673	(2%)	1%	910	926	(2%)	1%
Op. EBITDA	174	170	2%	7%	122	118	4%	8%
as % net sales	10.6%	10.2%	0.4pp		13.4%	12.7%	0.7pp	

Millions of U.S. dollars

		6M16 vs. 6M15	2Q16 vs. 2Q15	2Q16 vs. 1Q16
Volume	Cement	2%	4%	42%
	Ready mix	1%	3%	31%
	Aggregates	4%	5%	34%

		6M16 vs. 6M15	2Q16 vs. 2Q15	2Q16 vs. 1Q16
Price (LC)	Cement	0%	(0%)	(4%)
	Ready mix	(1%)	(1%)	(4%)
	Aggregates	1%	1%	(8%)

Volume-weighted, local-currency average prices

2Q16 operating EBITDA increased by 8% on a like-to-like basis

Increase in **regional cement, ready-mix, and aggregates volumes**

In the **UK**, higher sales of blended cement with fly ash, non-recurring industry sales, as well as two additional working days

In **Spain,** improvement in cement volumes mainly driven by the residential sector

In **Germany**, the decline in our cement volumes resulted from a high base of comparison in 2Q15, as well as challenging market dynamics

In **Poland**, our cement volumes reflect the start of an important infrastructure project and additional working days during 2Q16; we broadly maintained our market position with cement prices as of June 2% higher than December levels

11

2Q16 and 6M16 operating EBITDA increased by 6% and 13%, respectively, on a like-to-like basis with improvement in margins Increase in regional cement volumes during the first six months of the year reflects positive performance from our operations in the Philippines and Egypt; June volumes impacted by Ramadan, which started earlier in the month this year During the quarter, regional prices for our three core products were higher on a year-over year basis; cement and ready-mix prices were also higher sequentially and in local-currency terms In the Philippines, flat cement volumes during the quarter reflect a temporary slowdown in construction activity associated to the June elections In Egypt, volumes and prices benefited from residential and infrastructure activity Asia, Middle East and Africa 6M16 vs. 6M15 2Q16 vs. 2Q15 2Q16 vs. 1Q16 Cement 5% 0% (6%) Ready mix (1%) (3%) (1%) Aggregates 3% (1%) 1% Volume 6M16 vs. 6M15 2Q16 vs. 2Q15 2Q16 vs. 1Q16 Cement (0%) 1% 5% Ready mix 2% 2% 1% Aggregates 4% 2% (2%) Volume-weighted, local-currency average prices Price (LC)

Second Quarter 2016 2Q16 Results

Operating EBITDA increased by 16% on a like-to-like basis mainly due to higher contributions from all our regions Cost of sales, as a percentage of net sales, declined by 1.5pp during the quarter, reflecting our cost-reduction initiatives as well as lower energy costs Operating expenses, as a percentage of net sales, remained flat during the quarter Operating EBITDA, cost of sales and operating expenses l-t-l l-t-l % var % var Net sales 6,881 7,026 (2%) 5% 3,682 3,708 (1%) 6% Operating EBITDA 1,354 1,292 5% 14% 771 725 6% 16% as % net sales 19.7% 18.4% 1.3pp 20.9% 19.6% 1.3pp Cost of sales 4,536 4,737 4% 2,367 2,440 3% as % net sales 65.9% 67.4% 1.5pp 64.3% 65.8% 1.5pp Operating expenses 1,448 1,468 1% 776 784 1% as % net sales 21.0% 20.9% (0.1pp) 21.1% 21.1% 0.0pp Millions of U.S. dollars 2016 2015 % var 2016 2015 % var January - June Second Quarter

Free cash flow Free cash flow during the quarter reached US$422 from US$63 million in 2Q15, an improvement of US$359 million Average working capital days 23 10 -13

Other income statement items Other expenses, net, during the quarter resulted in an expense of US$40 million mainly due to impairment of assets and severance payments Foreign-exchange gain of US$108 million resulting primarily from the fluctuation of the Mexican peso versus the U.S. dollar Loss on financial instruments of US$24 million related mainly to CEMEX shares Controlling interest net income of US$205 million, versus an income of US$114 million in 2Q15, mainly reflects higher operating earnings before other expenses, a positive effect in foreign-exchange results, lower income tax, and a positive effect in discontinued operations, partially offset by higher other expenses, higher financial expenses, higher loss in financial instruments, and higher non controlling interest net income Controlling interest net income 114 205 Millions of U.S. dollars 2Q15 2Q16

Debt-related information Issuance in June of €400 million of 4.625% senior secured notes maturing in 2024 In July, we obtained from the International Finance Corporation (“IFC”) a loan of approximately €106 million to support our sustainable investment programs in emerging markets During the quarter, we repurchased: US$604 and €179 million of 9.875% senior secured notes due 2019 US$466 million of 9.500% senior secured notes due 2018 US$178 million of floating rate (LIBOR + 475bps) senior secured notes due 2018 US$219 million of 6.500% senior secured notes due 2019 US$93 million of additional senior secured notes

Millions of U.S. dollars 1 CEMEX has perpetual debentures totaling US$442 million 2 Convertible Subordinated Notes include only the debt component of US$1,141 million; total notional amount is about US$1,211 million CEMEX consolidated debt maturity profile Fixed Income Other bank / WC debt / Certificados Bursátiles Convertible Subordinated Notes2 Credit Agreement Total debt excluding perpetual notes1 as of June 30, 2016: US$14,406 million 434 2,128 1,843 1,416 1,514 1,918 1,400 1,974 173 610 995 Avg. life of debt: 5.4 years

CEMEX consolidated debt maturity profile – pro forma[1]

Total debt excluding perpetual notes[2] as of June 30, 2016 US$13,629 million



Avg. life of debt: 5.5 years
Credit Agreement
Other bank / WC debt / Certificados Bursátiles
Fixed Income
Convertible Subordinated Notes3
18
434
1,857
1,588
1,773
1,416
1,565
610
1,400
1,974
995
2016
2017
2018
2019
2020
2021
2022
2023
2024
2025
2026

Millions of U.S. dollars

1 Debt maturity profile presented on a pro forma basis assuming: (a) full redemption of US$571 million of CEMEX S.A.B. de C.V.'s U.S. dollars 5.875% Senior Secured Notes due 2019 (including approximately US$17 million of Notes held by CEMEX) in accordance with the irrevocable redemption notices sent on July 1, 2016 for US$400 million with payment date on August 1, 2016, and on July 13, 2016 for US$171 million with payment date August 15, 2016; (b) tender offer of CEMEX Finance LLC's 9.375% Senior Secured Notes due 2022 for US$353 million paid in full on July 19, 2016; and (c) full repayment of short-term bank debt of US$155 million with BDO Unibank, Inc..
These payments are funded with i) US$270 million in a cash reserve; ii) US$147 million from revolving credit facility in Credit Agreement; iii) US$138 million from new commitments under the Credit Agreement; and iv) US$506.8 million of estimated net proceeds from CEMEX Holdings Philippines, Inc.'s initial public offering (based on the exchange rate of 46.932 Philippine Pesos per U.S. dollar published on June 29, 2016 by the Philippine Dealing & Exchange Corp).

2 CEMEX has perpetual debentures totaling US$442 million

3 Convertible Subordinated Notes include only the debt component of US$1,141 million; total notional amount is about US$1,211 million

19

Second Quarter 2016 2016 Outlook

2016 guidance 1 Including perpetual and convertible securities Consolidated volumes Cement: Low-single-digit growth Ready mix: Low to mid-single-digit growth Aggregates: Low to mid-single-digit growth Energy cost per ton of cement produced Decline of approximately 10% Capital expenditures US$430 million Maintenance CapEx US$220 million Strategic CapEx US$650 million Total CapEx Investment in working capital Reduction of US$150 million Cash taxes Under US$350 million Cost of debt1 Reduction of US$100 to US$150 million

Updated 2016 initiatives to further bolster our road to investment grade Initiatives Progress to date New Target 2016 Cost and expense reductions ~ 50% US$150 million (unchanged) FCF Initiatives US$351 million US$500 – 550 million Cost and expense reductions include: Energy savingsUS$100 million Op efficienciesUS$50 million FCF initiatives include: Capex US$100 million Fin expensesUS$100-150 million TaxesUS$150 million Working CapitalUS$150 million

Updated 2016 initiatives to further bolster our road to investment grade

	Initiatives	Progress to date	Building Blocks	New Target
2016	Total debt reduction	~ US$1.3 billion(1)	US$1,260 debt reduction to date US$250 Croatia(2) US$400 U.S. asset sale to GCC(2)(3) US$1,910 + free cash flow 2H16	US$1.5 – 2.0 billion
2016	Consolidated Funded Debt / EBITDA	4.75x(1)		< 4.50x by December
2016 & 2017	Asset divestments	~ US$610 million	US$610 divestments to date US$400 U.S. asset sale to GCC(2)(3) US$300 Fixed asset sales US$1,310 + other divestments	US$1.5 – 2.0 billion
2016 & 2017	Total debt reduction	~ US$1.3 billion(1)	US$1,260 debt reduction to date US$250 Croatia(2) US$400 U.S. asset sale to GCC(2)(3) US$1,910 + free cash flow 2H16 & 2017 + other divestments	US$3.0 – 3.5 billion

1 On a pro-forma basis including the US$270 million cash reserve and US$507 million of net proceeds from CHP's IPO to be applied for debt reduction in 3Q16
2 Closing subject to the satisfaction of standard conditions for this type of transactions
3 Agreement in principle for the sale of certain assets in the U.S. to Grupo Cementos de Chihuahua, S.A.B. de C.V. (GCC) for US$400 million

23

Second Quarter 2016 Appendix

Highest year-to-date gray cement volumes since 2008 During the quarter, higher year-over-year cement volumes in all our regions, except in the Asia, Middle East and Africa region, where volumes remained flat Achieved record-high cement volumes year to date in the Philippines and Nicaragua, as well as record ready-mix volumes in Israel and the Dominican Republic Quarterly and year-to-date increases in consolidated prices for our three core products, on a like-to-like basis Consolidated volumes and prices 6M16 vs. 6M15 2Q16 vs. 2Q15 2Q16 vs. 1Q16 Volume (l-t-l 1 ) 3% 6% 16% Price (USD) (2%) (2%) 1% Price (l-t-l 1 ) 7% 6% 1% Volume (l-t-l 1 ) (2%) (0%) 15% Price (USD) (1%) (2%) (0%) Price (l-t-l 1 ) 3% 2% (1%) Volume (l-t-l 1 ) 1% 3% 18% Price (USD) (1%) (2%) (2%) Price (l-t-l 1 ) 3% 2% (2%) 1 Like-to-like volumes adjusted for investments/divestments and, in the case of prices, foreign-exchange fluctuations Aggregates Domestic gray cement Ready mix

Additional information on debt and perpetual notes Euro 18.6% U.S. dollar 79.5% Other 1.9% Fixed 73% Variable 27% Currency denomination Interest rate

Additional information on debt and perpetual notes Total debt2 by instrument 2016 % of total 2015 % of total 2016 % of total Credit Agreement 3,118 22% 3,394 22% 3,096 20% Other bank / WC Debt / CBs Fixed Income 9,781 68% 10,420 67% 11,115 71% Convertible Subordinated Notes Total Debt 2 14,406 15,474 15,555 Millions of U.S. dollars 1 Includes US$1,909 million of the Facilities Agreement 2 Includes convertible notes and capital leases, in accordance with IFRS First Quarter Second Quarter 7% 366 3% 209 211 1% 1,141 8% 1,451 9% 1,133 1% 1

6M16 volume and price summary: Selected countries Volumes Prices (USD) Prices (LC) Volumes Prices (USD) Prices (LC) Volumes Prices (USD) Prices (LC) Mexico (0%) 1% 18% (12%) (7%) 9% (6%) (10%) 5% U.S. 7% 4% 4% 5% 2% 2% 5% 1% 1% Colombia 5% (9%) 11% (9%) (14%) 5% (16%) (6%) 15% Panama (21%) 3% 3% (11%) (5%) (5%) (9%) (3%) (3%) Costa Rica (15%) (4%) (3%) (8%) 8% 9% 6% (0%) 1% UK 9% (6%) 1% (2%) (6%) 1% 6% (7%) 0% Spain 5% (3%) (4%) 3% (6%) (6%) (6%) (4%) (5%) Germany (3%) (0%) (1%) (2%) 2% 1% 3% 0% (1%) Poland 2% (9%) (5%) 1% (8%) (3%) (5%) (6%) (1%) France N/A N/A N/A 6% (3%) (4%) 7% (1%) (1%) Philippines 5% (2%) 3% N/A N/A N/A N/A N/A N/A Egypt 12% (17%) (7%) (1%) (5%) 6% (53%) 7% 20% Aggregates 6M16 vs. 6M15 Domestic gray cement 6M16 vs. 6M15 Ready mix 6M16 vs. 6M15

2Q16 volume and price summary: Selected countries Volumes Prices (USD) Prices (LC) Volumes Prices (USD) Prices (LC) Volumes Prices (USD) Prices (LC) Mexico 12% 1% 18% (7%) (6%) 9% 3% (9%) 6% U.S. 5% 4% 4% 6% 1% 1% 4% 1% 1% Colombia 2% (7%) 10% (7%) (11%) 5% (14%) (4%) 13% Panama (21%) 2% 2% (8%) (3%) (3%) (6%) (5%) (5%) Costa Rica (14%) (3%) (2%) (18%) 5% 6% 4% 7% 9% UK 11% (8%) 1% 0% (7%) 2% 7% (8%) 1% Spain 4% (3%) (4%) 7% (8%) (9%) (8%) 1% (0%) Germany (4%) (1%) (2%) 0% 2% 1% 8% (1%) (2%) Poland 8% (10%) (5%) 9% (10%) (5%) (1%) (8%) (2%) France N/A N/A N/A 7% (3%) (4%) 6% 0% (1%) Philippines 0% (2%) 3% N/A N/A N/A N/A N/A N/A Egypt 7% (16%) (2%) 4% (7%) 8% (48%) 13% 32% Ready mix Aggregates 2Q16 vs. 2Q15 2Q16 vs. 2Q15 Domestic gray cement 2Q16 vs. 2Q15

2016 expected outlook: Selected countries

Definitions 6M16 / 6M15 Results for the first six months of the years 2016 and 2015, respectively Cement When providing cement volume variations, refers to domestic gray cement operations (starting in 2Q10, the base for reported cement volumes changed from total domestic cement including clinker to domestic gray cement) LC Local currency Like-to-like percentage variation (l-t-l % var) Percentage variations adjusted for investments/divestments and currency fluctuations Maintenance capital expenditures Investments incurred for the purpose of ensuring the company’s operational continuity. These include capital expenditures on projects required to replace obsolete assets or maintain current operational levels, and mandatory capital expenditures, which are projects required to comply with governmental regulations or company policies Operating EBITDA Operating earnings before other expenses, net plus depreciation and operating amortization pp Percentage points Prices All references to pricing initiatives, price increases or decreases, refer to our prices for our products Strategic capital expenditures Investments incurred with the purpose of increasing the company’s profitability. These include capital expenditures on projects designed to increase profitability by expanding capacity, and margin improvement capital expenditures, which are projects designed to increase profitability by reducing costs

Contact information Stock Information NYSE (ADS): CX Mexican Stock Exchange: CEMEXCPO Ratio of CEMEXCPO to CX: 10 to 1 Investor Relations In the United States +1 877 7CX NYSE In Mexico +52 81 8888 4292 ir@cemex.com Calendar of Events October 27, 2016 Third quarter 2016 financial results conference call